UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 20, 2005
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PubliCARD, Inc.
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(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	0-29794	23-0991870
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

One Rockefeller Plaza, 14th Floor,
New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 651-3102

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 28, 2002, a lawsuit was filed against PubliCARD, Inc. (the “Company”) and four of its current and former directors and executive officers in the Superior Court of the State of California, in the County of Los Angeles by Leonard M. Ross and affiliated entities alleging, among other things, misrepresentation and securities fraud (the “Lawsuit”). The plaintiffs sought compensatory and punitive damages for alleged actions of the defendants in order to induce the plaintiff to purchase, hold or refrain from selling shares of the Company’s common stock. The plaintiffs alleged that the defendants made a series of material misrepresentations, misleading statements, omissions and concealments, specifically and directly to the plaintiffs concerning the nature, existence and status of contracts with certain purchasers, the nature and existence of investments in the Company by third parties, the nature and existence of business relationships and investments by the Company.

In November 2002, the Company and the individual defendants served with the Lawsuit filed a demurrer seeking the dismissal of six of the plaintiffs’ nine purported causes of action. In January 2003, the court ruled in favor of the demurrer and dismissed the entire complaint. The plaintiffs were granted the right to replead and subsequently filed an amended complaint in February 2003. The Company and individual defendants filed a second demurrer in March 2003. In June 2003, the court ruled in favor of the demurrer and dismissed, without leave to amend, six of the eleven purported causes of action in the amended complaint. The parties to the Lawsuit subsequently began the document discovery process and responded to interrogatories.

The parties to the Lawsuit agreed to engage in non-binding mediation and on July 20, 2005, reached an agreement to settle the Lawsuit. Pursuant to this agreement, in exchange for a payment, the plaintiffs have agreed to dismiss the case with prejudice and the parties have agreed to execute mutual general releases. The Company’s primary directors and officers liability insurance carrier has agreed to fund the full cost of the settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PubliCARD, Inc.
Registrant

Date: July 26, 2005	By:	/s/ Antonio L. DeLise
Antonio L. DeLise, President,
Chief Executive Officer, Chief Financial Officer